EXHIBIT 99.1

Exhibit 99.1 Pro Forma Balance Sheet as of December 8, 2021

	As 'Adjusted Pro Forma (1)	Adjustments	September 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 5,683,875	$ 4,650,000	$ 1,033,875
Accounts receivable, net	27,189,507	-	27,189,507
Accounts receivable - related party	2,924,075	-	2,924,075
Marketable securities	211,203	-	211,203
Inventory	3,594,061	-	3,594,061
Prepaid expenses and other current assets	5,912,171	-	5,912,171
Prepaid expenses and other current assets - related party	2,253,351	-	2,253,351
Operating lease right-of-use asset	913,541	-	913,541
Financing lease right-of-use asset	252,051	-	252,051

TOTAL CURRENT ASSETS	48,933,835	4,650,000	44,283,835

Property and equipment, net	1,968,505	-	1,968,505
Goodwill and intangible assets, net	508,267	-	508,267
Other assets	805,264	-	805,264
Deferred tax assets	111,468	-	111,468

TOTAL ASSETS	$ 52,327,339	$ 4,650,000	$ 47,677,339

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$ 11,712,477	$-	$ 11,712,477
Accounts payable and accrued expenses - related party	81,826	-	81,826
Accrued interest	936,134	-	936,134
Convertible notes payable, net of unamortized discount of $407,206 and $494,973, respectively	685,794	(100,000)	785,794
Derivative liability - convertible note	115,073	-	115,073
Notes payable	13,914,767	(1,190,475)	15,105,242
Notes payable - related party	474,889	-	474,889
Lines of credit	4,667,324	-	4,667,324
Loans payable	390,000	-	390,000
Convertible loans payable - related party	742,132	(750,000)	1,492,132
Taxes payable	746,614	-	746,614
Operating lease liability, current portion	173,801	-	173,801
Financing lease liability, current portion	81,070	-	81,070
Other current liabilities	665,119	-	665,119

TOTAL CURRENT LIABILITIES	35,387,020	(2,040,475)	37,427,495

Share settled debt obligation	1,554,590	-	1,554,590
Notes payable - long term portion	3,020,846	-	3,020,846
Operating lease liability, net of current portion	739,832	-	739,832
Financing lease liability, net of current portion	182,169	-	182,169
Other liabilities	101,446	-	101,446
TOTAL LIABILITIES	40,985,903	(2,040,475)	43,026,378

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; 5,000,000 shares issued and outstanding as of December 8, 2021	5,000	5,000	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 17,720,723 shares issued as of December 8, 2021	17,720	388	17,332
Additional paid-in capital	37,181,500	7,035,087	30,146,413
Treasury stock, 293,208 and 415,328 shares as of December 8, 2021,	(439,844)	-	(439,844)
Accumulated deficit	(25,590,326)	(350,000)	(25,240,326)
Accumulated other comprehensive income	167,386	-	167,386

TOTAL STOCKHOLDERS' EQUITY	11,341,436	6,690,475	4,650,961

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 52,327,339	$ 4,650,000	$ 47,677,339

(1)

Includes (i) the conversion of a note on December 8, 2021 and (ii) unrealized proceeds from sale of Series A Preferred Stock to a private investor, the closing of which is anticipated to occur when the Company’s Common Stock has been approved for and begins trading on Nasdaq.